Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS SECOND QUARTER 2018 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – August 2, 2018 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today reported results for the 13-week second quarter ended July 1, 2018.

Second Quarter Highlights:

•	Net sales of $1.3 billion; a 12% increase from the same period in 2017
•	Comparable store sales growth of 2.0% and two-year comparable store sales growth of 3.4%
•	Net income of $42 million; a 2% increase from the same period in 2017
•	Diluted earnings per share of $0.32; a 10% increase from the same period in 2017
•	Raised the low end of 2018 EPS guidance

“Double-digit sales and EPS growth in our second quarter reflects the strength of Sprouts’ differentiated business model and our solid execution across new and existing markets,” said Amin Maredia, chief executive officer of Sprouts Farmers Market. “Our planned 2018 investments in our team members and technology, which increased this quarter, will strengthen our customer service, generate operational efficiencies and support our long-term growth.”

Second Quarter 2018 Financial Results

Net sales for the second quarter of 2018 were $1.3 billion, a 12% increase compared to the same period in 2017. Net sales growth was driven by strong performance in new stores opened and a 2.0% increase in comparable store sales.

Gross profit for the quarter increased 11% to $380 million, resulting in a gross profit margin of 28.8%, a decrease of approximately 10 basis points compared to the same period in 2017.  This deleverage was primarily driven by lower merchandise margins.

Direct store expense (“DSE”) for the quarter increased 16% to $273 million, or 20.7% of sales, compared to 19.9% in the same period in 2017.  This deleverage was primarily driven by planned wage investments funded by the savings from the Tax Cuts and Jobs Act, as well as increased healthcare costs and higher depreciation expense.

Selling, general and administrative expenses (“SG&A”) for the quarter increased 14% to $43 million, or 3.3% of sales, compared to 3.2% in the same period in 2017. This primarily reflects costs associated with increased advertising expenses and strategic investments in technology.

Net income for the quarter was $42 million, a 2% increase compared to net income for the same period in 2017 and diluted earnings per share was $0.32, an increase of $0.03 or 10%, as compared to diluted earnings per share for the same period in 2017. This increase was driven by a lower effective tax rate due to the Tax Cuts and Jobs Act, higher sales, and fewer shares outstanding due to our repurchase program.

Fiscal Year-to-Date Financial Results

For the 26-week period ended July 1, 2018, net sales were $2.6 billion, a 13% increase compared to the same period in 2017. Growth was driven by solid performance in new stores opened and a 2.3% increase in comparable store sales.  Net income was $108 million, a 24% increase compared to net income for the same period in 2017.  Diluted earnings per share was $0.82, an increase of $0.20 or 32%, compared to diluted earnings per share of $0.62 for the same period in 2017.

Growth and Development

During the second quarter of 2018, we opened 7 new stores: two in California and one each in Arizona, Georgia, Nevada, North Carolina and our first store in the state of South Carolina. Four additional stores have been opened in the third quarter to date, resulting in a total of 305 stores in 17 states as of August 2, 2018.

Leverage and Liquidity

We generated cash from operations of $171 million year-to-date through July 1, 2018 and invested $92 million in capital expenditures net of landlord reimbursement, primarily for new stores. We ended the quarter with a $458 million balance on our revolving credit facility, $27 million of letters of credit outstanding under the facility, $23 million in cash and cash equivalents, and $299 million available under our current share repurchase authorization.  Year-to-date through August 1, 2018, we have repurchased 8.3 million shares of common stock for a total investment of $191 million.

2018 Outlook

As previously communicated, with the savings from the Tax Cuts and Jobs Act (1), we will be investing $10 million, or approximately one third of our tax savings in team member wages and benefits.  The following provides information on our guidance for 2018:

	Full-Year 2018 Current Guidance	Full-Year 2018 Prior Guidance
Net sales growth	10.5% to 11.5%	10.5% to 11.5%
Unit growth	Approximately 30 stores	Approximately 30 stores
Comparable store sales growth	1.5% to 2.5%	1.5% to 2.5%
Diluted earnings per share	$1.24 to $1.28	$1.22 to $1.28
Effective tax rate	19% to 20% (1)	19% to 20% (1)
Capital expenditures	$165M to $170M	$165M to $170M
(net of landlord reimbursements)

Footnotes

(1)

The lower effective tax rate is due to the Tax Cuts and Jobs Act and the 2017 change in accounting standards related to the recognition of excess tax benefits for stock-based compensation and the associated effect of actual and estimated option exercises for the year.

Second Quarter 2018 Conference Call

We will hold a conference call at 7 a.m. Pacific Daylight Time (10 a.m. Eastern Daylight Time) on Thursday, August 2, 2018, during which Sprouts executives will further discuss our second quarter 2018 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at investors.sprouts.com. Participants should register on the website approximately 10 minutes prior to the start of the webcast.

The conference call will be available via the following dial- in numbers:

•	U.S. Participants: 877-398-9481
•	International Participants: Dial +1-408-337-0130
•	Conference ID: 6775979

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 6775979.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable.   These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s guidance, outlook and opportunities. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release.  These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K.  The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. specializes in fresh, natural and organic products at prices that appeal to everyday grocery shoppers. Based on the belief that healthy food should be affordable, Sprouts’ welcoming environment and knowledgeable team members continue to drive its growth. Sprouts offers a complete shopping experience that includes an array of fresh produce in the heart of the store, a deli with prepared entrees and side dishes, The Butcher Shop, The Fish Market, an expansive vitamins and supplements department and more. Headquartered in Phoenix, Arizona, Sprouts employs more than 28,000 team members and operates more than 300 stores in 17 states from coast to coast. Visit about.sprouts.com for more information.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net sales	$1,321,693	$1,183,975	$2,608,889	$2,314,620
Cost of sales, buying and occupancy	941,281	841,989	1,841,425	1,635,348
Gross profit	380,412	341,986	767,464	679,272
Direct store expenses	272,973	236,087	535,568	465,145
Selling, general and administrative expenses	43,437	38,189	84,884	70,357
Store pre-opening costs	2,275	4,141	5,595	7,599
Store closure and other costs	26	98	36	189
Income from operations	61,701	63,471	141,381	135,982
Interest expense	(6,544)	(5,100)	(12,609)	(9,838)
Other income	117	131	325	226
Income before income taxes	55,274	58,502	129,097	126,370
Income tax provision	(13,565)	(17,534)	(20,764)	(39,115)
Net income	$41,709	$40,968	$108,333	$87,255
Net income per share:
Basic	$0.32	$0.30	$0.83	$0.64
Diluted	$0.32	$0.29	$0.82	$0.62
Weighted average shares outstanding:
Basic	129,423	136,796	130,924	136,933
Diluted	130,012	139,493	131,949	139,847

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	July 1, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$23,174	$19,479
Accounts receivable, net	27,580	25,893
Inventories	250,564	229,542
Prepaid expenses and other current assets	28,696	24,593
Total current assets	330,014	299,507
Property and equipment, net of accumulated depreciation	776,323	713,031
Intangible assets, net of accumulated amortization	195,504	196,205
Goodwill	368,078	368,078
Other assets	13,850	4,782
Total assets	$1,683,769	$1,581,603
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$265,578	$244,853
Accrued salaries and benefits	38,410	45,623
Current portion of capital and financing lease obligations	14,362	9,238
Total current liabilities	318,350	299,714
Long-term capital and financing lease obligations	121,647	125,489
Long-term debt	458,000	348,000
Other long-term liabilities	139,984	130,640
Deferred income tax liability	44,616	27,066
Total liabilities	1,082,597	930,909
Commitments and contingencies
Stockholders' equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 127,570,117 shares issued and outstanding, July 1, 2018; 132,823,981 shares issued and outstanding, December 31, 2017	126	132
Additional paid-in capital	636,445	620,788
Accumulated other comprehensive income (loss)	3,702	(784)
(Accumulated deficit) retained earnings	(39,101)	30,558
Total stockholders' equity	601,172	650,694
Total liabilities and stockholders' equity	$1,683,769	$1,581,603

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Twenty-six Weeks Ended
	July 1, 2018	July 2, 2017
Cash flows from operating activities
Net income	$108,333	$87,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	53,829	46,142
Accretion of asset retirement obligation and closed store reserve	147	94
Amortization of financing fees and debt issuance costs	517	231
Loss on disposal of property and equipment	236	356
Equity-based compensation	8,630	6,239
Deferred income taxes	17,550	18,039
Changes in operating assets and liabilities:
Accounts receivable	(2,954)	4,106
Inventories	(21,022)	(13,940)
Prepaid expenses and other current assets	(1,312)	(1,549)
Other assets	(6,745)	(2,450)
Accounts payable and other accrued liabilities	10,379	24,996
Accrued salaries and benefits	(7,154)	2,051
Other long-term liabilities	10,674	8,313
Cash flows from operating activities	171,108	179,883
Cash flows used in investing activities
Purchases of property and equipment	(103,936)	(117,753)
Proceeds from sale of property and equipment	1	30
Cash flows used in investing activities	(103,935)	(117,723)
Cash flows used in financing activities
Proceeds from revolving credit facilities	140,000	85,000
Payments on revolving credit facilities	(30,000)	(30,000)
Payments on capital and financing lease obligations	(2,135)	(2,068)
Payments of deferred financing costs	(2,131)	—
Cash from landlords related to capital and financing lease obligations	2,113	1,325
Repurchase of common stock	(178,000)	(120,000)
Proceeds from exercise of stock options	6,734	5,932
Other	(59)	—
Cash flows used in financing activities	(63,478)	(59,811)
Increase in cash and cash equivalents	3,695	2,349
Cash and cash equivalents at beginning of the period	19,479	12,465
Cash and cash equivalents at the end of the period	$23,174	$14,814

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), the company presents EBITDA. This measure is not in accordance with, and is not intended as an alternative to, GAAP. The company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the company and as a component of incentive compensation. The company defines EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, non-GAAP measures should not be considered as a measure of discretionary cash available to use to reinvest in the growth of the company’s business, or as a measure of cash that will be available to meet the company’s obligations. Each non-GAAP measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

The following table shows a reconciliation of EBITDA to net income for the thirteen and twenty-six weeks ended July 1, 2018 and July 2, 2017:

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net income	$41,709	$40,968	$108,333	$87,255
Income tax provision	13,565	17,534	20,764	39,115
Interest expense, net	6,540	5,100	12,604	9,838
Earnings before interest and taxes (EBIT)	61,814	63,602	141,701	136,208
Depreciation, amortization and accretion	27,087	23,595	53,976	46,236
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$88,901	$87,197	$195,677	$182,444

###

Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

8/2/18